Exhibit 35.1

SERVICER COMPLIANCE CERTIFICATE OF

ACS EDUCATION SERVICES, INC.

GOAL CAPITAL FUNDING TRUST

The undersigned officer of ACS Education Services, Inc. (the “Servicer”) hereby certifies as of December 31, 2005 as follows:

1. I have reviewed, for the period beginning January 1, 2005 and ending December 31, 2005: (a) the activities of the Servicer as they relate to the Federal FFEL Servicing Agreement dated as of October 1, 2005 (the “Issuer Servicing Agreement”) between Goal Capital Funding Trust (the “Issuer”) and the Servicer, the Federal FFEL Servicing Agreement dated as of October 1, 2005 (the “Depositor Servicing Agreement”) between Goal Capital Funding, LLC (the “Depositor”) and the Servicer and the Custodian Agreement, dated as of October 1, 2005 (the “Custodian Agreement,” and together with the Issuer Servicing Agreement and the Depositor Servicing Agreement, the “Agreements”) among the Issuer, JPMorgan Chase Bank, N.A., as indenture trustee, JPMorgan Chase Bank, N.A., as eligible lender trustee, and the Servicer, as custodian, and (b) the Servicer’s performance under the Agreements. The performance by the Servicer of its obligations under the Agreements has been made by persons under my direct supervision.

2. To the best of my knowledge, based on my review of the Servicer’s performance under the Agreements, the Servicer has fulfilled all of its obligations under the Agreements for the period beginning January 1, 2005 and ending December 31, 2005.

3. The Servicer has disclosed to the Issuer and the Depositor all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards based upon a report provided by an independent public accountant after conducting a review in compliance with the procedures contemplated by that certain Certificate of ACS Education Services, Inc. dated October 13, 2005.

ACS EDUCATION SERVICES, INC.

By:	/s/ Steven E. Snyder
Name:	Steven E. Snyder
Title:	Managing Director